Exhibit 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com

Perot Systems Announces Fourth Quarter 2004
Financial Results

Plano, TX — February 8, 2005 — Perot Systems Corporation (NYSE: PER) today announced financial results for the fourth quarter of 2004. For the quarter:

•	Revenue was $466 million, an increase of 18% year-to-year, with this growth rate including seven percentage points of revenue growth associated with the acquisition of TSI.

•
Earnings per share (diluted) was $.22. Included in these earnings, and as detailed below, are income tax expense reductions totaling $5.7 million, net, or $.05 per share, and $4.8 million, or $.03 per share, of expense related to severance and employee-related liabilities.

•	New contract signings totaled $507 million for the quarter, increasing the total value of new contracts signed during 2004 to $1.5 billion.

•
Operating cash flow was $74 million with capital expenditures of $11 million. For full year 2004, operating cash flow was $158 million with capital expenditures of $33 million for the same time period.

•	Cash totaled $305 million as of December 31, 2004.

For the first quarter of 2005, Perot Systems expects:

•	Revenue to range from $465 million to $480 million.

•
Earnings per share (diluted) to range from $.21 to $.24, with this range including a fee from a client associated with the end of an engagement that will benefit earnings by $.02 to $.03 per share, but that will not recur in the second quarter.

“We are pleased with our results, which reflect our success in attracting and serving clients and the disciplined way that we run our business,” said Peter Altabef, president and CEO of Perot Systems. “Our fourth quarter results mark a good ending to a very successful year of financial performance. We grew revenue and earnings at a solid pace. We had a robust quarter and year of new business wins, while also expanding existing client relationships. Our emphasis on cash flow resulted in Perot Systems ending another year with a strong financial position.”

Lines of Business

During the fourth quarter of 2004, Perot Systems realigned its major lines of business to reflect the integration of its domestic consulting operations with its commercial outsourcing operations into one line of business in order to increase the level of collaboration between these operations. The new lines of business are:

•
Industry Solutions, Perot Systems’ line of business that provides commercial outsourcing and consulting solutions customized to specific vertical markets. This line of business consists of the former IT Solutions line of business with the addition of the domestic consulting operations that were part of Perot Systems’ previous Consulting line of business.

•	Government Services, which is the company’s Federal IT Services line of business.

•	Technology Services, which initially consists of Perot Systems’ India-based TSI operation. This line of business will contain operations that go-to-market directly and through other lines of business.

Further information on these lines of business will be available in Perot Systems’ Annual Report on Form 10-K for the fiscal year ending December 31, 2004.

Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

	4Q 2004	Year-to-Year	Acquisition-Related
Line of Business	Revenue	Growth	Growth
Industry Solutions 1)	$375.2	12%	$ —
Government Services	62.2	8%	—
Technology Services 1) 2)	28.2	n/m	28.2

Total	$465.6	18%	$28.2

1.
Revenue from UBS was $73.0 million for the fourth quarter of 2004, or 16% of revenue. Revenue from UBS contained within the Industry Solutions line of business was $64.4 million for the fourth quarter of 2004. Revenue from UBS contained within the Technology Services line of business was $8.6 million for the fourth quarter of 2004, all of which came from TSI, which was acquired during December 2003.

2.	Revenue from the Technology Services line of business came from TSI, which was acquired during December 2003.

Trend Information and Business Outlook

The information contained within the following section, as well as the projections provided on the first page of this press release with respect to the first quarter of 2005 and the accompanying footnotes to the financial statements, are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.

For the fourth quarter of 2004, Perot Systems had expense related to severance and employee-related liabilities totaling $4.8 million, or $.03 per share. The severance expense of $3.0 million comes primarily from European-based operations and from changes to the company’s leadership. In addition, Perot Systems’ effective tax rate was 20.3% for the fourth quarter of 2004, which was lower than the company’s forecast for the quarter of 36.7% and resulted from an income tax expense reduction of $5.7 million, net, or $.05 per share. During the fourth quarter, Perot Systems recorded a net reduction to its income tax valuation allowances for its European operations that benefited after-tax earnings by $4.5 million, resulting from the combined effect of signing longer-term business, reducing costs, and improving profitability for parts of its European operations. In addition, income tax expense was $1.2 million lower than expected entering the quarter, primarily as a result of the expected favorable resolution of certain tax filing positions in foreign jurisdictions.

For the first quarter of 2005, Perot Systems expects revenue to range from $465 million to $480 million and earnings per share (diluted) to range from $.21 to $.24 as a result of the following factors:

•
The fourth quarter reductions to income tax expense of $5.7 million, net, that increased earnings per share (diluted) by $.05, and expense related to severance and employee-related liabilities of $4.8 million that reduced earnings per share (diluted) by $.03 are not expected to recur in the first quarter of 2005.

•
First quarter 2005 new business wins, which are expected to generate approximately $10 million of quarterly revenue when they reach their full run rates later in 2005, will not have a material impact on first quarter results.

•
Commercial new contracts signed during the second half of 2004 will contribute approximately $10 million of sequential revenue growth, but consistent with the economic structure of many outsourcing contracts, will not have a material initial impact on earnings. The profitability and cash flow of these contracts are expected to improve as we implement planned efficiencies.

•
Perot Systems will have commercial account pressure totaling $5 million of revenue related to the end of certain engagements. In addition and upon the completion of one of these engagements, Perot Systems will receive a fee from a client that will add revenue of between $4 million to $6 million and earnings per share (diluted) of between $.02 to $.03. This fee and the associated profit will not recur in the second quarter of 2004.

Not factored in Perot Systems financial projections for the first quarter of 2005 is the potential for additional income tax expense related to the possible repatriation of cash to the United States under the provisions of the recently enacted American Jobs Creation Act of 2004, which allows companies to repatriate cash into the United States at a special, temporary effective tax rate of 5.25%. Perot Systems is evaluating the repatriation of up to approximately $50 million of earnings from non-U.S. subsidiaries, but does not yet have formal plans regarding repatriation. Repatriation of funds would provide Perot Systems additional cash for use in acquisitions and for its business expansion plans in the United States. The company could accrue income tax expense related to cash repatriation in the first quarter of 2005 and/or future quarters depending on the timing of its decisions related to the repatriation.

Conference Call

Perot Systems will hold a conference call to review fourth quarter 2004 results of operations on February 8, 2005 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its fourth quarter 2004 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended December 31, 2003 and 2004
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended December 31
	2003	2004	% Change

Revenue	$393.0	$465.6	18%
Direct cost of services	312.7	368.4	18%

Gross profit 1)	80.3	97.2	21%
Selling, general & admin.2)	50.6	66.2	31%

Operating income	29.7	31.0	4%
Other income/(expense) 3)	(6.4)	1.9	(130%	)
Interest income, net	0.8	1.1	38%

Pretax income	24.1	34.0	41%
Income tax expense 4)	7.8	6.9	(12%	)

Income before cumulative effect of accounting change	16.3	27.1	66%
Cumulative effect of accounting change, net of tax 5)	(6.4)	—	(100%	)

Net income	$9.9	$27.1	174%

Earnings per share (diluted) data:
Income before cumulative effect of accounting change	$.14	$.22	57%
Cumulative effect of accounting change 5)	(.06)	—	(100%	)

Earnings per share (diluted)	$.08	$.22	175%
Shares outstanding (diluted)	117.5	122.7	4%

Perot Systems Corporation
Revenue Summary
For the Three Months Ended December 31, 2004
(Millions of USD)
Unaudited

	Revenue	% Pts. of
	Growth	Growth
4Q 2003	$393.0	—
New contracts	27.5	7.0
Commercial accounts	5.6	1.4
Industry-based consulting	6.7	1.7

Industry Solutions	39.8	10.1

Government Services	4.6	1.2

Acquisition of TSI	28.2	7.2

Technology Services	28.2	7.2

4Q 2004	$465.6	18.5

		Year-to-
		Year
	Revenue	Growth	% of Total
Healthcare	$217.7	19%	47%
Commercial Solutions & Other	157.5	4%	34%

Industry Solutions	375.2	12%	81%

Government Services	62.2	8%	13%

TSI, gross	37.2	n/m	8%
Inter-segment Eliminations	(9.0)	n/m	(2%)

Technology Services	28.2	n/m	6%

Total	$465.6	18%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2003 and 2004
(Millions of USD)
Unaudited

	As of	As of
	12/31/2003	12/31/2004	% Change

Cash and cash equivalents	$123.8	$304.8	146%
Short-term investments	37.6	—	(100%)
Accounts receivable, net	208.2	233.9	12%
Prepaid expenses and other	52.4	51.9	(1%)

Total current assets	422.0	590.6	40%
Property, equip. & software, net	142.8	144.4	1%
Goodwill	347.6	359.0	3%
Other non-current assets	98.2	129.6	32%

Total assets	$1,010.6	$1,223.6	21%

Current liabilities	$207.0	$330.5	60%
Long-term liabilities	90.8	31.1	(66%)
Stockholders’ equity	712.8	862.0	21%

Total liabilities & stockholders’ equity	$1,010.6	$1,223.6	21%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2003 and 2004
(Millions of USD)
Unaudited

	Three Months Ended
	12/31/2003	12/31/2004

Net income	$9.9	$27.1
Depreciation and amortization	9.4	14.3
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	6.3	32.9

Net cash provided by operating activities	25.6	74.3

Purchases of property, equipment & software	(5.6)	(11.0)
Acquisitions of businesses, net of cash acquired	(100.2)	(3.1)
Other investing activities	1.8	—

Net cash used in investing activities	(104.0)	(14.1)

Proceeds from issuance of common stock	5.5	10.2
Other financing activities	—	(0.5)

Net cash provided by financing activities	5.5	9.7

Effect of exchange rate changes on cash	3.8	4.7

Net cash flow	($69.1)	$74.6

Perot Systems Corporation
Financial Highlights
For the Twelve Months Ended December 31, 2003 and 2004
(Millions of USD)
Unaudited

	Twelve Months Ended December 31
	2003	2004	% Change

Revenue	$1,460.8	$1,773.5	21%
Pretax income	82.4	135.2	64%
Earnings per share (diluted)	$.02	$.78	n/m
Net cash provided by operating activities	102.9	158.3	54%
Purchases of property, equipment & software	28.4	33.3	17%
Shares outstanding (diluted)	115.3	120.5	5%

Perot Systems Corporation
Revenue by Line of Business
2003 and 2004 by Quarter
(Millions of USD)
Unaudited

	2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q

Industry Solutions	$301.3	$301.7	$317.1	$335.4	$327.4	$336.6	$356.7	$375.2
Government Services	35.0	58.3	54.2	57.6	64.8	68.5	67.8	62.2
Technology Services	—	—	—	—	27.6	28.7	29.8	28.2
Other	0.1	0.1	—	—	—	—	—	—
Total	$336.4	$360.1	$371.3	$393.0	$419.8	$433.8	$454.3	$465.6

Financial Statement Notes

1)
Gross margin, which is calculated as gross profit divided by revenue, for the fourth quarter of 2004 was 20.9% of total revenue, which is higher than the gross margin for the fourth quarter of 2003 of 20.4% of total revenue. This year-to-year increase in gross margin is primarily due to an overall net increase in profitability from new contract signings, expansion of existing contracts, and an increase in consulting activities within our Industry Solutions line of business. Partially offsetting these increases were net client bonus/penalty adjustments totaling $4.7 million, which related to full year performance and benefited gross margin by 0.9 percentage points in the fourth quarter of 2003.

2)
Selling, general and administrative expenses for the fourth quarter of 2004 increased 31% to $66.2 million from $50.6 million for the fourth quarter of 2003. SG&A for the fourth quarter of 2004 was 14.2% of revenue, which is higher than SG&A for the fourth quarter of 2003 of 12.9% of revenue. This increase is primarily attributable to the acquisition of TSI, which added $6.7 million of SG&A expense, $3.0 million of expense related to severance and employee-related liabilities, an increase to bonus expense of $2.8 million, and an increase of $2.7 million related to commercial sales commissions and sales pursuit costs. In addition, during the fourth quarter of 2003 we recorded a $1.0 million reduction in expense resulting from revising our estimate of liabilities associated with actions taken in prior years to streamline our operations and recorded $2.0 million of expense associated with resolving the ownership structure of the HPS joint venture.

3)
During the fourth quarter of 2003, we recorded a loss of $6.6 million from our previous 50% equity in the earnings of TSI, which we consolidated on December 31, 2003, following the acquisition of HCL Technologies’ shares in TSI. This loss includes $9.2 million of expense primarily related to resolving the ownership structure of the HPS joint venture.

4)
Our effective tax rate was 20.3% for the fourth quarter of 2004, which was lower than our forecast for the quarter of 36.7% and resulted from an income tax expense reduction of $5.7 million, net. During the fourth quarter, we recorded a net reduction to our income tax valuation allowances for our European operations that benefited after-tax earnings by $4.5 million, resulting from the combined effect of signing longer-term business, reducing costs, and improving profitability for parts of our European operations. In addition, income tax expense was $1.2 million lower than expected entering the quarter, primarily as a result of the expected favorable resolution of certain tax filing positions in foreign jurisdictions. For the fourth quarter of 2003, our results include a reduction of income tax expense of $1.5 million that was primarily attributable to the impact of cost containment activities by our European operations.

5)
In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which changes the criteria for consolidation by business enterprises of variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. In June 2000, we entered into an operating lease contract with a variable interest entity for the use of land and office buildings in Plano, Texas, including a data center facility. As part of our adoption of FIN 46, we consolidated this entity beginning on December 31, 2003, which resulted in an increase in assets and long-term debt of $65.2 million and $75.5 million, respectively. In addition, we recorded an expense for the cumulative effect of a change in accounting principle of $10.3 million ($6.4 million, net of the applicable income tax benefit), or $.06 per share (diluted), representing primarily the cumulative depreciation expense on the office buildings and data center facility through December 31, 2003.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2004 revenue of $1.8 billion. The company has more than 15,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:

•
Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, which we expect to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may bear the risk of cost overruns under custom software development contracts, and, as a result, cost overruns could adversely affect our profitability.

•
Our financial results are materially affected by a number of factors, including broad economic conditions, the amount and type of technology spending that our customers undertake, and the business strategies and financial condition of our customers and the industries we serve, which could result in increases or decreases in the amount of services that we provide to our customers and the pricing of such services.

•	The success of the implementation of planned operating efficiencies and cost cutting initiatives, and the timing and amount of any resulting benefits.

•	Our five largest customers account for a substantial portion of our revenue and profits and loss of any of these customers could result in decreased revenues and profits.

•
If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Our software development products may cost more than we initially project, encounter delays, or fail to perform well in the market, which could decrease our profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Governments could enact legislation that restricts the provision of services from offshore locations.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

Please refer to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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